OPTION AGREEMENT



BY AND BETWEEN:

               HILLCREST PROJECTS, LTD.
               C/O Stevenson, Dole
               1140 Fort Street
               Victoria, BC, Canada
               (hereinafter referred to as the "Seller"

     OF THE FIRST PART

AND:
               TEJON ACQUISITIONS CORP.
               3550 National Avenue
               San Diego, California 92113
               (hereinafter referred to as the "Optionee"

     OF THE SECOND PART


WHEREAS:

1. The Seller is the holder of the rights to a proprietary soy based dry milk substitute product, hereinafter referred to as the "Product", suitable for distribution to grocers, the military, disaster relief programs, prison systems, and other institutional sources.

2. This Product, including variations, improvements and projected bi-products are also collectively known as the "Product".

3. The Seller owns the worldwide marketing and distribution rights to the Product along with various promotional literature and nutritional information suitable for marketing and distribution.

4. The Optionee is desirous of obtaining the rights to market and distribute the Product in the Middle East and in worldwide disaster areas through disaster relief organizations.

5. The Seller has not registered any tradename for the Product, but should the Optionee choose a suitable tradename through which to market the Product, the Seller shall not unreasonably withhold the use of that name.

6. The Seller is hereby granting the option to the Product by the terms and conditions more particularly described herein.

NOW THEREFORE THIS AGREEMENT WITNESSED that in consideration of the mutual covenants and premises contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS:

1. The Seller hereby warrants that it is the possessor and the exclusive marketing and distribution rights holder of the Product and all improvements thereof, and is rightfully and absolutely possessed of and entitled to the worldwide marketing and distribution rights of the Product, and further warrants that such exclusive rights or any portion thereof are fully assignable and the Seller has the right to grant or assign the option as set forth herein.
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2.   The Seller hereby grants and assigns to the Optionee, the rights to market and distribute the Product in the defined territory providing that the Optionee can provide (a) a minimum of $1,000,000 in operational funds to implement their business plan within 12 months of the date of this agreement and (b) issue 20,000 common shares of stock of the Optionee's authorized share capital to hold the option for the 12 month period. Should the Optionee produce sufficient working capital to implement its distribution plan, then this option agreement shall be converted to a license agreement whereby the Optionee shall issue an additional 500,000 common shares of stock of the Optionee's authorized share capital and pay a 3% royalty on all Product sold.
     The royalty is based on gross sales, exclusive of any local, state or federal taxes, or sales commissions or promotional costs.

3. The Option Agreement is hereby granted and shall continue in existence for 12 months, except upon written consent of the parties hereto.

4. The parties hereto agree to use their best efforts to carry out all of the provisions of this Option Agreement.

5. The Seller and Optionee agree that they will, at their sole expense, either directly or by their agents, take whatever steps necessary to protect the proprietary nature of the Product.

     This Agreement provides that the Optionee will take all reasonable steps to preserve and protect the Product to the best of its ability and to protect all trade secrets and proprietary information contained herein.


1. In the event that either party hereto shall deem the other party to be in default of this Agreement, the one party shall give to the other party written notice of such default and the other party shall have sixty days from the date of such notice to remedy such default or to institute a bona fide proceeding to remedy such default.

2. This Agreement contains the entire agreement between the parties and no representations, inducements or agreements, oral and/or otherwise, not embodied herein, shall have any force and effect.


3. Should any legal dispute arise on the TERMS AND CONDITIONS of this Agreement, the parties hereto agree to the venue of the State of Nevada, and its applicable laws for any and all disputes.

THE FOLLOWING DO HEREBY AFFIX THEIR SEALS AND SIGNATURES:

Hillcrest Projects, Ltd.                 Tejon Acquisition Corp.


_____________________________           ____________________________
Dorothy Frost, Secretary & Director          Daniel Najor, Secretary &
Director
July 14, 1998                           July 14, 1998

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